M E M O R A N D U M


DATE:    November 21, 1996

TO:      Harry Stout

FROM:    Norm Blake

RE:      F&G Life Executive Retention and Severance Plan

CC:      November 21, 1996


As you know, USF&G has established a special Retention and Severance Plan for selected members of the F&G Life management team, with the purpose of rewarding those individuals for remaining at F&G Life through a period of uncertainty. Your leadership of F&G Life is critical to the success of F&G Life during this period. In addition, I view you as a vital leadership resource of USF&G, with the capability to assume other and larger leadership roles at USF&G. You have, therefore, been approved as a participant in this plan with provisions reflective of your unique role as President of F&G Life.

Retention Bonus

As a participant in this program, you are eligible to receive a retention bonus equivalent to twenty-four (24) months of base salary, less applicable withholding and taxes. This cash bonus will be paid on or about December 31, 1998. If a sale or other change in control of F&G Life does occur, payment of the bonus will be at completion of the change in control or December 31, 1998, whichever comes first, and will be calculated on the salary in effect at time of payment. You will be eligible for this bonus as long as you remain actively employed with satisfactory performance through the date of payment.

Eligibility for Additional Payments

In the event of the sale of all or substantially all of the assets of, or the sale of all or a controlling interest in the stock of F&G Life, or the merger or consolidation of F&G Life into another business entity not wholly owned by USF&G, or any other change in control of F&G Life, you may also be eligible to receive a predetermined severance payment. Subject to the terms and conditions of USF&G's severance plan and provided that no comparable employment opportunities with the acquiring company or USF&G Corporation are offered and accepted, severance equal to twelve months base salary, minus applicable withholding and taxes, will be granted for the period immediately following the sale. Under this plan, "employment" includes any consulting arrangements that may be negotiated with an acquiring company.

If you are offered and accept a position with the acquiring company and are subsequently terminated because of job elimination or reduction in force within the first year following the sale, you will be considered protected by this provision.

The severance payments may be taken in one of three ways:

    - Bi-weekly payments, with continuation of benefits per standard severance treatment

    - Lump-sum payment, with no continuation of benefits

    - Bi-weekly payments with option to take lump sum at any time during the 12 month period, with benefits stopping when lump sum payment is made

Stock Option and LTIP

In the event of a sale or other change in control of F&G Life, USF&G will compensate you for the value (i.e. the difference between the option price and the market price of USF&G stock on the date of sale closing) of all USF&G stock options which are unvested at the time of sale, either by permitting exercise of the unvested options or by making an equivalent cash payment. (Method to be determined at the discretion of USF&G.) In addition, previously granted LTIP award cycles will be paid out, according to standard award determination.

Transaction Bonus

In addition to the above arrangements, if we proceed with a sale or other disposition of F&G Life, we will discuss with you a possible transaction bonus to be paid to you (and possibly other key individuals) upon successful completion of the transaction. While we have not determined the nature or amount of any such transaction bonus, we will do so if a decision is made to proceed with such a sale.

Deferral Option

Any cash amounts payable to you except the severance payments (i.e. the retention bonus plus cash payment in lieu of unvested stock options, if made) may, at your election, be paid on a deferred basis over a maximum 360 month period. The election to defer would need to be made by December 31, 1996. Terms and conditions and forms for the deferral will be provided to interested participants in time to make the deferral election.

Excise Tax

In the event that your total compensation in any year exceeds the amount permitted under applicable tax laws, USF&G will gross up your retention bonus to cover the 15% excise tax that is assessed.

Provisions covered by this agreement expire 12/31/98. Please understand that this agreement is not intended to create a contract of employment or in any way to alter F&G Life's policy of employment at will. Additionally, details of eligibility and award determination under certain circumstances, such as job change or termination prior to the time of plan payments will be covered by the prevailing plan document. And, of course, we ask that your participation in this plan remain strictly confidential.

Please accept this agreement as a reflection of the value which USF&G places on your contributions to F&G Life, a division which has played a critical role in USF&G's return to profitability and financial success.

I would appreciate your signing a copy of this letter and returning it to John MacColl by December 1, 1996.


NB:mag


cc:  Dan Hale
     John MacColl





Participant Signature:


/s/HARRY N. STOUT


Date:___________________________



I am interested in electing deferral. Please provide further information:

Yes_____  No_____

USF&G                                                                 Memorandum


To:      Harry Stout

From:    John A. MacColl

Date:    December 1, 1997

Re:      F&G Life Executive Retention and Severance Plans


     A number of questions have arisen regarding the interaction between the F&G Life Executive Retention and Severance Plan (the "F&G Life Retention Plan") and the USF&G Corporation Key Executive Severance Plan (the "USF&G Severance Plan"). This memorandum is to clarify how these plans interact.

     The F&G Life Retention Plan is designed to deal with a possible sale of F&G Life by USF&G Corporation, whereas the USF&G Severance Plan is designed to deal with a change of control of USF&G Corporation. The USF&G Severance Plan is not intended to and will not take away any severance or other benefits under the F&G Life Retention Plan. The USF&G Severance Plan will, however, provide severance protection in circumstances where, following a change of control of USF&G Corporation, you are terminated without cause or you terminate your employment with good reason. Standing alone, the F&G Life Retention Plan would not provide you with any protection under these circumstances unless there was also a separate sale of F&G Life. The following should clarify how these two plans interact:

     1. The provisions for severance under the F&G Life Retention Plan are not triggered on a change of control of USF&G Corporation, but apply only in the event of a disaffiliation (sale, spin-off, etc.) between USF&G Corporation and F&G Life. Likewise, a sale of F&G Life following a change of control of USF&G Corporation would not in and of itself trigger benefits under the USF&G Severance Plan, although if such a sale occurred before December 31, 1998, it would accelerate the retention bonus. Severance benefits under either plan are triggered only upon a termination of employment with F&G Life and USF&G under the circumstances described under such plans.

     2. In the event of circumstances under which you would be entitled to severance payments under either or both of such plans, you would be entitled to receive benefits under whichever plan is more generous. Although Section 3.4.2 of the USF&G Severance Plan provides that such payments "shall be in lieu of any severance or similar payments that otherwise might be payable . . .", the intention was to avoid duplicative payments, not to reduce benefits to which you may already be entitled. In no circumstances will you receive severance benefits under both plans.

     3. The retention bonus provided for in the F&G Life Retention Plan is not in the nature of a severance benefit; therefore, such payments are not subject to the limitations of Section 3.4.2 of the USF&G Severance Plan, which prohibits duplication of payments. In other words, payments under the USF&G Severance Plan would not be reduced by the amount of the retention benefit under the F&G Life Retention Plan.

     Attached as Exhibit A is a schedule which illustrates when the retention bonus or severance benefits would be paid under different scenarios. As you will see, the addition of the USF&G Severance Plan provides you with added protection without taking from the protection provided by the F&G Life Retention Plan.

     This memorandum and the accompanying schedule are provided as clarification and in all respects the terms of the plans control and remain in full force and effect.

     If you agree with these interpretations, please countersign this letter where indicated below and return a copy of this letter with the signed letter relating to the USF&G Severance Plan. Please do not hesitate to call Gail Turek (x46520) or me if you have further questions.

                                       USF&G CORPORATION



                                       By:/s/JOHN A. MACCOLL
                                          John A. MacColl
                                          Executive Vice President -
                                          Human Resources and General Counsel




                                          /s/HARRY N. STOUT
                                          Participant


                                                     Exhibit A



---------- ------------------------------------------------ --------------------------------------------------------
   No.                          Event                                       Result(1)
---------- ------------------------------------------------ --------------------------------------------------------
---------- ------------------------------------------------ --------------------------------------------------------
    1      Sale of F&G Life by USF&G Corp.                  Acceleration of "retention bonus" under F&G Life
                                                            Retention Plan
---------- ------------------------------------------------ --------------------------------------------------------
---------- ------------------------------------------------ --------------------------------------------------------
    2      "Change of Control" of USF&G Corp.               Acceleration of long-term incentive plan (LTIP)
                                                            under USF&G Severance Plan
---------- ------------------------------------------------ --------------------------------------------------------
---------- ------------------------------------------------ --------------------------------------------------------
    3      Termination following Change of Control of       Severance under USF&G Severance Plan
           USF&G Corp. (without any sale of F&G Life)
---------- ------------------------------------------------ --------------------------------------------------------
---------- ------------------------------------------------ --------------------------------------------------------
    4      Termination following sale of F&G Life           Severance under F&G Life Retention Plan ("Retention
           (without any Change of Control of USF&G          bonus" would have already been paid under No. 1 above)
           Corp.)
---------- ------------------------------------------------ --------------------------------------------------------
---------- ------------------------------------------------ --------------------------------------------------------
    5      Termination following sale of F&G Life after     Severance under F&G Life Retention Plan or USF&G
           Change of Control of USF&G Corp.                 Severance Plan, whichever is more generous ("Retention
                                                            bonus" would already have been paid under No. 1 above)
---------- ------------------------------------------------ --------------------------------------------------------

     (1) Assumes events happen prior to December 31, 1998, at which time the F&G Life Plan expires. The examples also assume that any termination which triggers severance benefits is under circumstances and within the specified time periods set forth in the respective plans.

     This Exhibit A is presented for illustration purposes only, and any retention, severance or other benefits payable shall be determined in accordance with the terms of the respective plans.